For Immediate Release

8x8 Completes Acquisition of Contactual, Inc.

Latest strategic investment significantly enhances 8x8's
presence in rapidly growing cloud call center market

SUNNYVALE, CA - September 16, 2011 -- 8x8, Inc. (Nasdaq: EGHT), provider of innovative cloud communications and computing solutions, today announced that it has completed the acquisition of privately-held Contactual, Inc., a provider of cloud-based call center and customer interaction management solutions. 8x8 agreed to acquire Contactual for 6,700,000 shares of unregistered 8x8 common stock, but this share amount was reduced at closing by 215,100 shares in exchange for 8x8's agreement to pay statutory tax withholding on behalf of five former executives of Contactual, Inc. 8x8 originally announced its intent to buy Contactual on September 12, 2011. The transaction closed on September 15, 2011.

The acquisition of Contactual significantly broadens 8x8's technological expertise and service offerings in the hosted SaaS (Software as a Service) call center market and brings in house the only major software technology of 8x8's service offerings that was not owned and developed by 8x8. 8x8 has been reselling the Contactual contact center technology since 2007. This strategic investment is one of several recent initiatives implemented by 8x8 to advance its mission of becoming the industry's premier provider of broad-based cloud communications and IaaS (Infrastructure as a Service) solutions.

"Together, 8x8 and Contactual become a formidable competitor in the customer interaction management and contact center space," said 8x8 Chairman & CEO Bryan Martin. "With our combined resources, longevity in the market and proven solution, we are in a unique and powerful position to quickly and effectively meet the needs of the growing number of businesses seeking non-premise, cloud-based call center services."

The acquisition is expected to be immediately accretive to 8x8's full fiscal year net income after the exclusion of any one-time costs associated with the acquisition and amortization expenses. Contactual's revenue for calendar year 2010 was approximately $8.3 million, inclusive of approximately 10% of revenue received from 8x8. For the three and six-month periods ended June 30, 2011, Contactual's unaudited revenue was approximately $2.5 million and $4.8 million, inclusive of approximately 9% of revenue received from 8x8 during each of these periods. Thirty-two former employees of Contactual have joined 8x8 as part of the transaction.

About 8x8, Inc.

8x8, Inc. (Nasdaq: EGHT), a pioneer in the development of cloud-based VoIP, video, mobile, and unified communications solutions, leverages its patented software technologies to deliver industry-leading SaaS applications to businesses of any size with employees in any location. We offer integrated business communications and cloud computing services that are designed to meet the highest levels of availability, reliability and scalability. Increasingly, businesses are finding they can reduce costs, improve productivity, and be positioned competitively for the future by choosing 8x8 for their mission critical, cloud-based communications and computing needs.　For additional information, visit www.8x8.com, or connect with 8x8 on Facebook and Twitter.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These statements include, without limitation, information about future events based on current expectations, potential product development efforts, near and long-term objectives, potential new business, strategies, organization changes, changing markets, future business performance and outlook.　Such statements are predictions only, and actual events or results could differ materially from those made in any forward-looking statements due to a number of risks and uncertainties.

Actual future financial results and trends for us and Contactual may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors.　These factors include, but are not limited to, the possibility that we and Contactual may be unable to achieve expected synergies and other benefits from the proposed transaction within the expected time-frames or at all, integration of the operations of Contactual with our own may be more difficult, time-consuming or costly than expected, revenues of the combined business following the transaction may be lower than expected, our ability to retain key employees of 8x8 and Contactual subsequent to the completion of the transaction, our ability to retain the customers of Contactual subsequent to the completion of the transaction, customer acceptance and demand for our products and services, the reliability of our services, the prices for our services, customer renewal rates, customer acquisition costs, actions by our competitors, including price reductions for their telephone services, potential federal and state regulatory actions, compliance costs, potential warranty claims and product defects, our needs for and the availability of adequate working capital, our ability to innovate technologically, the timely supply of products by our contract manufacturers, potential future intellectual property infringement claims that could adversely affect our business and operating results, and our ability to retain our listing on the NASDAQ Capital Market.　For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's reports on Forms 10-K and 10-Q, as well as other reports that 8x8, Inc. files from time to time with the Securities and Exchange Commission.　All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8, Inc. undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

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CONTACT:
Joan Citelli
joan.citelli@8x8.com
(408) 654-0970